Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-253827 on Form S-3 of our reports dated September 29, 2020, relating to the consolidated financial statements of Comtech Telecommunications Corp. and the effectiveness of Comtech Telecommunications Corp.'s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Comtech Telecommunications Corp. for the year ended July 31, 2020. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Jericho, New York

March 12, 2021